Exhibit 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2008 Results

MENLO PARK, Calif., February 4, 2009 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the fourth quarter and fiscal year ended January 2, 2009.

For the 14-week fourth quarter of 2008, revenues before reimbursements increased 10% to $51,620,000, as compared to $46,974,000, in the 13-week fourth quarter of last year. Total revenues increased 4% to $58,892,000, as compared to $56,734,000, in the fourth quarter of 2007. Net income decreased 3% to $5,078,000, or $0.34 per diluted share, as compared to $5,247,000, or $0.33 per diluted share, in the prior year period. EBITDA1 was $9,073,000, as compared to $9,143,000, in the fourth quarter of 2007.

For the 53-week fiscal year 2008, revenues before reimbursements grew 13% to $206,194,000, as compared to $183,139,000, in the 52-week fiscal year 2007. Total revenues increased 12% to $228,838,000, as compared to $205,148,000, in fiscal year 2007. Net income was up 14% to $23,160,000, or $1.47 per diluted share, as compared to $20,341,000, or $1.25 per diluted share, in the prior year. EBITDA1 increased 15% to $40,896,000, as compared to $35,649,000, in 2007.

During 2008, Exponent generated $36.4 million in cash flow from operations, used $41.6 million to repurchase its common stock, and closed the year with $57.4 million in cash, cash equivalents and short-term investments.

“In the fourth quarter of 2008 we posted solid revenue growth and were pleased with our operational execution,” commented Michael R. Gaulke, Chairman and CEO. “Our electrical, technology development, mechanics and materials, and environmental practices performed well in the fourth quarter, in addition to our health sciences group. During the quarter we continued to build a strong foundation for the future by adding select talent to the firm.

“We are pleased to have delivered double-digit revenue and net income growth in 2008. For the full year we were able to improve our EBITDA margin while organically growing full-time equivalent employees by 7.3% over the prior year. In addition to our strong financial results for the year, we made significant progress in several of our strategic growth areas including health science consulting, product design consulting, energy consulting, and defense technology development. We continue to believe these areas represent meaningful opportunities for long-term growth.

“In the coming year, we expect our underlying business to grow revenue before reimbursements in the mid- to high-single digits which is slightly lower than our historical expectations due to the uncertain macro-economic environment. In addition, our underlying growth will be reduced by approximately 3% to 4% because in 2008 we had high product sales in technology development, a favorable foreign currency exchange rate environment, and an extra week. During these uncertain economic times we continue to see our demand being driven by product failures, human health hazards, and environmental concerns. Over the longer term our consulting services have been and will continue to be driven by products and processes becoming more technologically complex and geographically dispersed. We believe that Exponent’s differentiated market position as a multidisciplinary engineering and scientific consulting firm with unparalleled technical expertise and experience will allow us to translate these opportunities and market drivers into long-term shareholder value,” concluded Mr. Gaulke.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, February 4, 2009, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 800-240-4186. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-405-2236 and entering reservation 11125475#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

(1)	EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended January 2, 2009 and December 28, 2007

(in thousands, except per share data)

	Quarter Ended		Year Ended
	January 2, 2009 (14 Weeks)	December 28, 2007 (13 Weeks)	January 2, 2009 (53 Weeks)	December 28, 2007 (52 Weeks)
Revenues
Revenues before reimbursements	$51,620	$46,974	$206,194	$183,139
Reimbursements	7,272	9,760	22,644	22,009

Revenues	58,892	56,734	228,838	205,148

Operating expenses
Compensation and related expenses	33,665	29,999	133,469	119,496
Other operating expenses	5,978	5,736	22,614	21,662
Reimbursable expenses	7,272	9,760	22,644	22,009
General and administrative expenses	3,847	3,277	13,389	12,037

	50,762	48,772	192,116	175,204

Operating income	8,130	7,962	36,722	29,944
Other income
Interest income, net	345	470	1,707	1,821
Miscellaneous income, net	(182)	224	65	1,860

	163	694	1,772	3,681

Income before income taxes	8,293	8,656	38,494	33,625
Income taxes	3,215	3,409	15,334	13,284

Net income	$5,078	$5,247	$23,160	$20,341

Net income per share:
Basic	$0.36	$0.35	$1.57	$1.36
Diluted	$0.34	$0.33	$1.47	$1.25
Shares used in per share computations:
Basic	14,210	14,885	14,710	15,007
Diluted	15,135	16,140	15,724	16,322

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

January 2, 2009 and December 28, 2007

(in thousands)

	January 2, 2009	December 28, 2007
Assets
Current assets:
Cash and cash equivalents	$32,598	$10,700
Short-term investments	24,772	53,034
Accounts receivable, net	62,208	59,819
Prepaid expenses and other assets	6,275	5,754
Deferred income taxes	4,455	3,450

Total current assets	130,308	132,757
Property, equipment and leasehold improvements, net	31,371	29,409
Goodwill	8,607	8,607
Other assets	12,804	11,618

	$183,090	$182,391

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,536	$7,139
Accrued payroll and employee benefits	35,528	30,366
Deferred revenues	6,171	6,458

Total current liabilities	48,235	43,963
Other liabilities	4,968	4,754
Deferred rent	1,793	1,755

Total liabilities	54,996	50,472

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	72,734	59,772
Accumulated other comprehensive income	(345)	347
Retained earnings	127,127	113,018
Treasury stock, at cost	(71,438)	(41,234)

Total stockholders’ equity	128,094	131,919

	$183,090	$182,391

EXPONENT, INC.

EBITDA and EBITDAS (1)

For the Quarters Ended January 2, 2009 and December 28, 2007

(in thousands)

	Quarter Ended		Year Ended
	January 2, 2009 (14 Weeks)	December 28, 2007 (13 Weeks)	January 2, 2009 (53 Weeks)	December 28, 2007 (52 Weeks)
Net Income	$5,078	$5,247	$23,160	$20,341
Add back (subtract):
Income taxes	3,215	3,409	15,334	13,284
Interest income, net	(345)	(470)	(1,707)	(1,821)
Depreciation and amortization	1,125	957	4,109	3,845

EBITDA (1)	9,073	9,143	40,896	35,649

Stock-based compensation	1,476	1,529	7,828	6,195

EBITDAS (1)	$10,549	$10,672	$48,724	$41,844

(1)	EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.